                                                          REGISTRATION NO. 333-
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ---------------------------


                                   MAPCO INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                  73-0705739
(State or other jurisdiction of                    (I.R.S. Employer
 incorporation or organization)                 Identification Number)

                            1800 S. BALTIMORE AVENUE
                             TULSA, OKLAHOMA 74119
   (ADDRESS, INCLUDING ZIP CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           -------------------------

                       1997 EMPLOYEE STOCK PURCHASE PLAN
                    1989 OUTSIDE DIRECTORS STOCK OPTION PLAN
                           (FULL TITLE OF THE PLANS)

                           -------------------------

                                DAVID W. BOWMAN
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                   MAPCO INC.
                            1800 S. BALTIMORE AVENUE
                             TULSA, OKLAHOMA 74119
                                 (918) 599-3712
      (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                Please address a copy of all communications to:
                             FRANCI BLASSBERG, ESQ.
                              Debevoise & Plimpton
                                875 Third Avenue
                            New York, New York 10022
                                 (212) 909-6000

                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective.

                           -------------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                                     Proposed maximum
 Title of securities to be     Amount to be     Proposed maximum    aggregate offering      Amount of
         registered             registered   offering price per share    price(2)        registration fee
----------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00
per share ..................     1,612,418             (1)            $52,504,361.00        $15,910.41
==========================================================================================================

(1)  Not applicable.

(2) In accordance with Rules 456 and 457(h), based upon an assumed price of $32.5625 per share, the average of the high and low prices of MAPCO Inc. on July 7, 1997 as reported on the New York Stock Exchange Consolidated Tape.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          Incorporated by reference in this Registration Statement are the following documents heretofore filed by MAPCO Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"):

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

          (c)  The Company's Proxy Statement dated April 15, 1997;

          (d) The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996; and

          (e) The description of the Company's Common Stock, par value $1.00 per share (the "Common Stock") contained in a Registration Statement on Form 8-A/A filed with the SEC on July 2, 1997.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          The registrant's General Counsel-New Ventures & Corporate Services and Assistant Corporate Secretary, James N. Cundiff, is eligible to participate in the 1997 Employee Stock Purchase Plan and has provided the opinion regarding the due issuance of the Common Stock registered hereby.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

         145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows:

              (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

                                 *  *  *  *

              (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law,
         (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this Paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of Section 141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

         Article Seventh of the Company's Certificate of Incorporation provides in regard to the limitation of liability of directors as follows:

              ARTICLE SEVENTH. A Director of this Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

     The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities. The Company has indemnity agreements with its directors, officers and certain key employees that require the Company to indemnify these individuals for liabilities incurred by them while acting in the capacity of an officer, director or employee of the Company, to the full extent permitted by the laws of the State of Delaware.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         ITEM

          4(a) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of April 30, 1992 [a copy of this Agreement will be furnished to the Commission on request as provided in
                    Section 229.601(b)(4)(iii)(A) of Regulation S-K]

          4(b) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of May 20, 1992 [a copy of this Agreement will be furnished to the Commission on request as provided in
                    Section 229.601(b)(4)(iii)(A) of Regulation S-K]

          4(c) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of July 13, 1992 [a copy of this Agreement will be furnished to the Commission on request as provided in
                    Section 229.601(b)(4)(iii)(A) of Regulation S-K]

          4(d) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of July 20, 1992 [a copy of this Agreement will be furnished to the Commission on request as provided in
                    Section 229.601(b)(4)(iii)(A) of Regulation S-K]

          4(e) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of November 20, 1992 [a copy of this Agreement will be furnished to the Commission on request as provided in
                    Section 229.601(b)(4)(iii)(A) of Regulation S-K]

          4(f) Credit Agreement dated as of March 25, 1997, among MAPCO Inc., the Lenders Party thereto and The Chase Manhattan Bank As Administrative Agent [Exhibit 4 to Quarterly Report on Form 10-Q for the period ended March 31, 1997*]

          4(g) Rights Agreement dated as of May 29, 1996 between MAPCO Inc. and Harris Trust Company of New York, [Exhibit 4 to Form 8-A filed June 11, 1996*]

          4(h) Note Agreement dated as of June 16, 1989 between MAPCO Inc. and IDS Life Insurance Company of New York, American Enterprise Life Insurance Company, et. al. [Exhibit 4.(i) to Annual Report on Form 10-K for the fiscal year ended December 31, 1994*]

          4(i) Note Agreement dated as of December 1, 1993 between Seminole Pipeline Company and Principal Mutual Life Insurance Company, et. al. [a copy of this Agreement will be furnished to the Commission on request as provided in
                    Section 229.601(b)(4)(iii)(A) of Regulation S-K]

          4(j) Senior Indenture dated as of February 25, 1997 between MAPCO Inc. and The First National Bank of Chicago, as Trustee [Exhibit 4.5.1 to Registration Statement on Form S-3, Registration No. 333-20837*]

          5         Opinion of James N. Cundiff, Esq.

         23(a)      Independent Auditors' Consent

         23(b) Legal Counsel's Consent (contained in the opinion as to the legality of the shares offered hereby filed as Exhibit 5 hereto)

          24  -     Power of Attorney, included as part of the signature page
                    of this registration statement.

-----------------
*         incorporated by reference

Item 9.             Undertakings

                    (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information is contained in periodic reports filed by the Registrant pursuant to Section

                           13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, Oklahoma, on the 10th day of July, 1997.


                                        MAPCO INC.


                                        By:  /s/ James E. Barnes
                                             ----------------------------------
                                             James E. Barnes
                                             Chairman of the Board, President
                                             and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

                  Each of the undersigned officers and/or directors of MAPCO Inc. hereby severally constitute and appoint James E. Barnes, Philip W. Baxter and David W. Bowman, and each of them singly, his true and lawful attorney-in-fact and agent, in his name, place and stead to execute on his behalf, as an officer or director of MAPCO Inc. (the "Company") any and all amendments (including post-effective amendments) to the Registration Statement, pursuant to the Securities Act of 1933 (the "Act"), and any and all other instruments which any of said attorneys-in-fact and agents deems necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, and the securities or Blue Sky laws of any State or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his said attorneys-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

SIGNATURE                                        TITLE                                        DATE
---------                                        -----                                        ----
/s/ James E. Barnes                              Chairman of the Board, President             July 10, 1997
-------------------------------------            and Chief Executive Officer
    James E. Barnes

/s/ Philip W. Baxter                             Executive Vice President and Chief           July 10, 1997
-------------------------------------            Financial Officer
    Philip W. Baxter

/s/ Gordon E. Schaechterle, Jr.                  Vice President, Controller and Tax           July 10, 1997
-------------------------------------            Counsel (Principal Accounting
    Gordon E. Schaechterle, Jr.                  Officer)

/s/ Harry A. Fischer, Jr.                        Director                                     July  9, 1997
-------------------------------------
    Harry A. Fischer, Jr.

/s/ Donald Paul Hodel                            Director                                     July 11, 1997
-------------------------------------
    Donald Paul Hodel

/s/ Malcolm T. Hopkins                           Director                                     July  9, 1997
-------------------------------------
    Malcolm T. Hopkins

                                                 Director                                     July __, 1997
-------------------------------------
    Frank T. MacInnis

/s/ Frank A. McPherson                           Director                                     July  9, 1997
-------------------------------------
    Frank A. McPherson

/s/ Donald L. Mellish                            Director                                     July  9, 1997
-------------------------------------
    Donald L. Mellish

/s/ Robert L. Parker                             Director                                     July 10, 1997
-------------------------------------
    Robert L. Parker

/s/ Samuel F. Segnar                             Director                                     July  9, 1997
-------------------------------------
    Samuel F. Segnar

/s/ John L. Whitmire                             Director                                     July 10, 1997
-------------------------------------
    John L. Whitmire

                               INDEX TO EXHIBITS

ITEM
----

 4(a) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of April 30, 1992

 4(b) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of May 20, 1992

 4(c) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of July 13, 1992

 4(d) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of July 20, 1992

 4(e) Note Agreement between Mid-America Pipeline Company and The Prudential Insurance Company of America dated as of November 20, 1992

 4(f) Credit Agreement dated as of March 25, 1997, among MAPCO Inc., the Lenders Party thereto and The Chase Manhattan Bank As Administrative Agent

 4(g) Rights Agreement dated as of May 29, 1996 between MAPCO Inc. and Harris Trust Company of New York

 4(h) Note Agreement dated as of June 16, 1989 between MAPCO Inc. and IDS Life Insurance Company of New York, American Enterprise Life Insurance Company, et. al.

 4(i) Note Agreement dated as of December 1, 1993 between Seminole Pipeline Company and Principal Mutual Life Insurance Company, et. al.

 4(j) Senior Indenture dated as of February 25, 1997 between MAPCO Inc. and The First National Bank of Chicago, as Trustee

 5        Opinion of James N. Cundiff, Esq.

23(a)     Independent Auditors' Consent

23(b)     Legal Counsel's Consent

24        Power of Attorney